Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Cooper Companies, Inc.:

We consent to the use of our report dated October 21, 2005, with respect to the consolidated balance sheets of Ocular Sciences, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California

April 26, 2006